The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplementis not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 8, 2011.

Preliminary Pricing Supplement No. U358
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 8, 2011
$ 12.50% per annum Bullish/Bearish Callable Yield Notes due March 16, 2012 Linked to the Performance of the Russell 2000® Index and the Market Vectors Gold Miners ETF

General
•
Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Interest will be paid quarterly in arrears at a rate expected to be 12.50% per annum (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis, subject to Early Redemption.
•
The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after June 16, 2011. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing March 16, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about March 11, 2011 (the “Trade Date”) and are expected to settle on or about March 16, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	Russell 2000® Index (“RTY”)	RTY	828.89	580.223
	Market Vectors Gold Miners ETF (“GDX”)	GDX UP	59.87	77.831
Interest Rate:	Expected to be 12.50% per annum (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on June 16, 2011, September 16, 2011, December 16, 2011 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

•
If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Worst Performing Underlying. If a Knock-In event occurs, unless the Final Level of Russell 2000® Index is greater than or equal to its Initial Level and the Final Level of the Market Vectors Gold Miners ETF is less than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment. In any case, the maximum Redemption Amount will equal the principal amount of the securities.

•	If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after June 16, 2011 upon at least three business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:
A Knock-In Event will occur if, on any trading day during the Observation Period, (i) the closing level of the Russell 2000® Index is less than or equal to its Knock-in Level, or (ii) the closing level of the Market Vectors Gold Miners ETF is greater than or equal to its Knock-in Level.

Knock-In Level:	For each Underlying, as set forth in the table above.
Worst Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For the Russell 2000® Index, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	, subject to a maximum of zero
For the Market Vectors Gold Miners ETF, the Underlying Return will be calculated as follows:
	Initial Level – Final Level Initial Level	, subject to a maximum of zero and a minimum of minus one
Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	March 13, 2012
Maturity Date:†	March 16, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546E2M5
† The Valuation Date for either Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under ‘‘Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of up to $20.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

March     , 2011

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns for the Worst Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume a Knock-In Level for RTY of 70% of its Initial Level and the Knock-In Level for GDX of 130% of its Initial Level, and that (i) the securities are not redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 12.50% per annum and (iii) the term for the securities is exactly one year. In addition, the examples below assume that the Initial Level is 825 for RTY and $60.00 for GDX. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether on any trading day during the Observation Period, the closing level for RTY is less than or equal to its Knock-In Level or the closing level for GDX is greater than or equal to its Knock-In Level and (b) the Final Level of the Worst Performing Underlying as determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Worst Performing Underlying will decrease (for RTY) or increase (for GDX), in comparison to its Initial Level. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during the Observation Period and RTY is the Worst Performing Underlying.

Percentage Change from the Initial Level to the Final Level for the Worst Performing Underlying	Underlying Return of the Worst Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$125.00	$1,125.00
40%	0%	$1,000	$125.00	$1,125.00
30%	0%	$1,000	$125.00	$1,125.00
20%	0%	$1,000	$125.00	$1,125.00
10%	0%	$1,000	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	-10%	$1,000	$125.00	$1,125.00
-20%	-20%	$1,000	$125.00	$1,125.00
-29.99%	-29.99%	$1,000	$125.00	$1,125.00

TABLE 2: A Knock-In Event DOES NOT occur during the Observation Period and GDX is the Worst Performing Underlying.

Percentage Change from the Initial Level to the Final Level for the Worst Performing Underlying	Underlying Return of the Worst Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
29.99%	-29.99%	$1,000	$125.00	$1,125.00
20%	-20%	$1,000	$125.00	$1,125.00
10%	-10%	$1,000	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	0%	$1,000	$125.00	$1,125.00
-20%	0%	$1,000	$125.00	$1,125.00
-30%	0%	$1,000	$125.00	$1,125.00
-40%	0%	$1,000	$125.00	$1,125.00
-50%	0%	$1,000	$125.00	$1,125.00

TABLE 3: A Knock-In Event DOES occur during the Observation Period and RTY is the Worst Performing Underlying.

Percentage Change from the Initial Level to the Final Level for the Worst Performing Underlying	Underlying Return of the Worst Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$125.00	$1,125.00
40%	0%	$1,000	$125.00	$1,125.00
30%	0%	$1,000	$125.00	$1,125.00
20%	0%	$1,000	$125.00	$1,125.00
10%	0%	$1,000	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	-10%	$900	$125.00	$1,025.00
-20%	-20%	$800	$125.00	$925.00
-30%	-30%	$700	$125.00	$825.00
-40%	-40%	$600	$125.00	$725.00
-50%	-50%	$500	$125.00	$625.00

TABLE 4: A Knock-In Event DOES occur during the Observation Period and GDX is the Worst Performing Underlying.

Percentage Change from the Initial Level to the Final Level for the Worst Performing Underlying	Underlying Return of the Worst Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
125%	-100%	$0	$125.00	$125.00
100%	-100%	$0	$125.00	$125.00
75%	-75%	$250	$125.00	$375.00
50%	-50%	$500	$125.00	$625.00
40%	-40%	$600	$125.00	$725.00
30%	-30%	$700	$125.00	$825.00
20%	-20%	$800	$125.00	$925.00
10%	-10%	$900	$125.00	$1,125.00
0%	0%	$1,000	$125.00	$1,125.00
-10%	0%	$1,000	$125.00	$1,125.00
-20%	0%	$1,000	$125.00	$1,125.00
-30%	0%	$1,000	$125.00	$1,125.00
-40%	0%	$1,000	$125.00	$1,125.00
-50%	0%	$1,000	$125.00	$1,125.00

Example 1: A Knock-In Event occurs because the closing level of GDX reaches its Knock-In Level during the Observation Period; and the Underlying Return of the Worst Performing Underlying is negative.

Underlying	Initial Level	Highest/Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
RTY	825	825 (100% of Initial Level)	907.50 (110% of Initial Level)
GDX	$60.00	$78.00 (130% of Initial Level)	$78.00 (130% of Initial Level)

Since the closing level of GDX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. GDX is also the Worst Performing Underlying.

Therefore, the Underlying Return of the Worst Performing Underlying will equal:

Initial Level of GDX	―	Final Level of GDX	; subject to a maximum of 0.00, and a minimum of -1.00
Initial Level of GDX

= ($60.00 – $78.00)/$60.00 = -0.30

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Worst Performing Underlying)

= $1,000 x (1 – 0.30) = $700

Example 2: A Knock-In Event occurs because the closing level of RTY reaches its Knock-In Level during the Observation Period; no Knock-In Event occurs with regard to the Worst Performing Underlying during the Observation Period; and the Underlying Return of the Worst Performing Underlying is negative.

Underlying	Initial Level	Highest/Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
RTY	825	577.50 (70% of Initial Level)	907.50 (110% of Initial Level)
GDX	$60.00	$73.80 (123% of Initial Level)	$73.80 (123% of Initial Level)

Since the closing level of RTY reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. GDX is the Worst Performing Underlying, even though its closing level is never greater than or equal to its Knock-In Level during the Observation Period.

Therefore, the Underlying Return of the Worst Performing Underlying will equal:

Initial Level of GDX	―	Final Level of GDX	; subject to a maximum of 0.00, and a minimum of -1.00
Initial Level of GDX

= ($60.00 – $73.80)/$60.00= -0.23

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Worst Performing Underlying)

= $1,000 x (1 – 0.23) = $770

Example 3: A Knock-In Event occurs because the closing level of RTY reaches its Knock-In Level during the Observation Period; and the Underlying Return of the Worst Performing Underlying is zero.

Underlying	Initial Level	Highest/Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
RTY	825	577.50 (70% of Initial Level)	907.50 (110% of Initial Level)
GDX	$60.00	$63.00 (105% of Initial Level)	$48.00 (80% of Initial Level)

Since the closing level of RTY reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. RTY is also the Worst Performing Underlying.

Therefore, the Underlying Return of the Worst Performing Underlying will equal:

Final Level of RTY	―	Initial Level of RTY	; subject to a maximum of 0.00
Initial Level of RTY

= (907.50 –825)/825 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Worst Performing Underlying is 0.00.

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Worst Performing Underlying)

= $1,000 x (1 + 0.00) = $1,000

Example 4: A Knock-In Event does not occur with respect to either Underlying.

Underlying	Initial Level	Highest/Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
RTY	825	635.25 (77% of Initial Level)	907.50 (110% of Initial Level)
GDX	$60.00	$76.20 (127% of Initial Level)	$54.00 (90% of Initial Level)

Since the closing level of RTY was not less than or equal to its Knock-In Level on any trading day during the Observation Period and the closing level of GDX was not greater than or equal to its Knock-In Level on any trading day during the Observation Period, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Underlying Return of the Worst Performing Underlying is negative, you will be fully exposed to any depreciation (for RTY) or appreciation (for GDX) in the Worst Performing Underlying, as applicable, up to the amount of your investment. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment if the Underlying Return of the Worst Performing Underlying falls to -1.00. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Underlying Return of the Worst Performing Underlying will be less than zero. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. Because the Underlying Return of each Underlying is subject to a maximum of zero (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of RTY or the depreciation of GDX. Assuming the securities are held to maturity and the term of the securities is exactly 1 year, the maximum amount payable with respect to the securities is expected to be $1,125.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE UNDERLYING RETURN OF ONLY ONE UNDERLYING IS NEGATIVE — Even if the closing level of only one Underlying is less than or equal to (for RTY), or is greater than or equal to (for GDX), its respective Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred. In this case, if the Underlying Return of the Worst Performing Underlying is less than zero, the Redemption Amount payable at maturity will be less than the principal amount of the securities. This will be true even if no Knock-In Event has occurred with respect to the Worst Performing Underlying or if a Knock-In Event has occurred with respect to both Underlyings on any trading day during the Observation Period.

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IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE WORST PERFORMING UNDERLYING – If a Knock-In Event occurs with respect to either or both Underlyings, your return will be based on the individual performance of the Worst Performing Underlying. In such case, your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Underlying Return of only one Underlying is less than zero.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date scheduled to occur on or after June 16, 2011 upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on such Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Early

Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•
SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation or appreciation, as applicable, of any basket component could be mitigated by the appreciation or depreciation, as applicable, of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation or appreciation, as applicable, of either Underlying is not mitigated by the appreciation or depreciation, as applicable, of the other Underlying. Instead, if a Knock-In Event occurs, the Redemption Amount payable at maturity will depend on the lowest Underlying Return of the two Underlyings to which the securities are linked.

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THERE ARE RISKS ASSOCIATED WITH THE MARKET VECTORS GOLD MINERS ETF – Although shares of the Market Vectors Gold Miners ETF are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Market Vectors Gold Miners ETF or that there will be liquidity in the trading market. The Market Vectors Gold Miners ETF is subject to management risk, which is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to its investment strategies or otherwise, the investment advisor for the Market Vectors Gold Miners ETF may add, delete or substitute the equity securities held by the Market Vectors Gold Miners ETF. Any of these actions could affect the price of the shares of the Market Vectors Gold Miners ETF and consequently the value of the securities. For further information on the Market Vectors Gold Miners ETF, please refer to the accompanying underlying supplement.

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THE PERFORMANCE OF THE MARKET VECTORS GOLD MINING ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX – The Market Vectors Gold Miners ETF will generally invest in all of the equity securities included in the index tracked by the Market Vectors Gold Miners ETF (the “Tracked Index”). There may, however, be instances where the investment advisor for the Market Vectors Gold Miners ETF will choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor for the Market Vectors Gold Miners ETF believes are appropriate to substitute for a security included in such Tracked Index, or utilize various combinations of other available investment techniques in seeking to track accurately the Tracked Index. In addition, the performance of the Market Vectors Gold Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Also, corporate actions with respect to the equity securities included in the Tracked Index (such as mergers and spin-offs) may impact the variance between the Market Vectors Gold Miners ETF and its Tracked Index. Finally, because the shares of the Market Vectors Gold Miners ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For these reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of its Tracked Index.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Market Vectors Gold Miners ETF. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Market Vectors Gold Miners ETF. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially affected. See “Description of the Securities—Adjustments—For reference funds” in the accompanying product supplement.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY – The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent in the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies are highly dependent on the price of gold and subject to competitive pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS RELATING TO THE MARKET VECTORS GOLD MINERS ETF  — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Market Vectors Gold Miners ETF or the equity securities that comprise this Underlying. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on the purchase of the shares of the Market Vectors Gold Miners ETF or the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Market Vectors Gold Miners ETF or the equity securities that comprise the Underlyings.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —  In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

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global supply and demand for metals, which is influenced by such factors as forward selling by mining companies, purchases made by mining companies to unwind hedge positions, central bank purchases or metals such as gold, and production and cost levels in major metal producing countries;

o	investors’ expectations with respect to the rate of inflation;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Russell 2000® Index based on its closing levels from January 1, 2006 through March 4, 2011 and the historical performance of the Market Vectors Gold Miners ETF based on the closing levels of one share of such Underlying from May 22, 2006 through March 4, 2011. The closing level of the Russell 2000® Index on March 4, 2011 was 824.99. The closing level of one share of the Market Vectors Gold Miners ETF on March 4, 2011 was $60.40. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The level of the Russell 2000® Index may decrease or the level of the Market Vectors Gold Miners ETF may increase so that a Knock-In Event occurs and at maturity you will be entitled to receive a Redemption Amount that is less than the principal amount of your securities. Any payment you will be entitled to receive on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above (for RTY) or below (for GDX) their respective Knock-In Levels during the Observation Period. If the closing level of RTY is less than or equal to its Knock-In Level or the closing level of GDX is greater than or equal to its Knock-In Level on any trading day during the Observation Period, and the Underlying Return of the Worst Performing Underlying on the Valuation Date is less than zero, then you will lose money on your principal.

For further information on the Underlyings, please refer to the accompanying underlying supplement.

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.3760%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $20.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse